UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 9, 2010

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 9, 2010, Dean Foods Company (the “Company”) agreed to sell in a private placement $400 million in aggregate principal amount of senior notes due 2018 (the “Notes”) at an issue price of 100% of the principal amount of the Notes, plus accrued interest, if any, from December 16, 2010. The issuance of the Notes is expected to close on December 16, 2010.

The Company intends to use the net proceeds from this offering to pay down a portion of the outstanding 2014 tranche A term loan borrowings under the Company’s senior secured credit facility and to pay fees and expenses related to the previously disclosed amendment of that credit facility.

The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions pursuant to Regulation S under the Securities Act. In connection with the offering of the Notes, the Company expects to enter into a registration rights agreement pursuant to which it will agree to file a registration statement with respect to an offer to exchange the Notes for identical new notes registered under the Securities Act (or, under certain circumstances, a shelf registration statement covering resales of the Notes).

The Notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

Copies of the press releases announcing the offering and the pricing of the Notes are attached to this Current Report on Form 8-K as Exhibit 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Dean Foods Company press release dated December 9, 2010

99.2	Dean Foods Company press release dated December 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2010	DEAN FOODS COMPANY

	By:	/s/ Steven J. Kemps
Steven J. Kemps
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Dean Foods Company press release dated December 9, 2010.
99.2	Dean Foods Company press release dated December 9, 2010.